EXHIBIT 23.3

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-4, of our report dated April 1, 2026, with respect to our audits of the financial statements of Aero Velocity, Inc. as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from June 6, 2024 to December 31, 2024, and to our report dated August 27, 2025, with respect to our audits of the abbreviated financial statements for the period from July 1, 2023 to December 31, 2023 as well as for the period from January 1, 2024 to June 5, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

Cypress, Texas

April 8, 2026